Exhibit 10.1

December 19, 2008

F. Raymond Salemme

1970 Timber Lakes Drive

Yardley, PA 19067

Dear Ray:

The purpose of this letter is to amend your existing Offer Letter with Redpoint Bio Corporation (f/k/a Linguagen Corp.) (the “Company”), dated May 25, 2004 (your “Existing Offer Letter”), to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder.

Specifically, the first paragraph of Section 8 of your Existing Offer Letter is hereby amended in its entirety to read as follows:

“If the Company terminates your employment “Without Cause” (as defined below), then you will continue to receive (i) your base salary (at the rate in effect immediately prior to your termination date) for a period of twelve (12) months, beginning on the first payroll date after the expiration of the thirty (30)-day period following the date of your termination of employment and each payroll date thereafter until fully paid, in accordance with the Company’s regular payroll practices, and (ii) medical and dental coverage at the same level in effect at the date of your termination of employment (or generally comparable coverage) for a period of twelve (12) months following your date of termination for yourself and, where applicable, your spouse and dependents, at the same premium rates as may be charged from time to time for employees generally, as if you had continued in employment during such twelve (12)-month period.  In addition, all of your stock options outstanding as of your termination date (if any) which would have vested and become exercisable during the twelve (12)-month period following your termination date will become fully vested and exercisable as of the date of your termination of employment.”

Section 9 of your Existing Offer Letter is hereby amended in its entirety to read as follows:

“9.                                 Termination for Good Reason.  If you terminate your employment with the Company for “Good Reason” (as defined below), you shall be entitled to the benefits applicable to termination Without Cause as set forth in Paragraph 8.  For purposes of this Agreement, “Good Reason” shall mean any of the following: (i)

7 Graphics Drive, Ewing NJ  08628 • Phone: 609-637-9700 • Fax:  609-637-0126 • www.redpointbio.com a material diminution in your responsibilities, duties or authority as provided for in this Agreement, (ii) a material diminution in your base compensation, without your concurrence, (iii) a material change in the geographic location at which you must perform services (which for purposes of this Agreement means relocation of the Company’s executive offices or your principal place of employment by more than forty miles from the current location), without your concurrence; or (iv) any other action or inaction that constitutes a material breach by the Company of any provision of this Agreement.  In order for you to terminate employment with the Company for Good Reason, you must provide written notice to the Company specifying the event that constitutes Good Reason within 90 days of the initial occurrence of such event.  The Company shall have 30 days following the receipt of such notice in which to remedy such event.  If the Company does not remedy such event within such 30-day cure period, your employment must terminate on the first business day following the end of the 30-day cure period in order for the termination to be on account of Good Reason.”

Lastly, a new Section 12 is hereby added to your Existing Offer Letter to read in its entirety as follows:

“12.                           Section 409A.

a.                                       This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption and shall in all respects be administered in accordance with section 409A or an exemption.  Severance benefits under this Agreement are intended to be exempt from section 409A under the “separation pay exemption” and “short-term deferral exemption” to the maximum extent applicable.  Notwithstanding any provision in this Agreement to the contrary, payment may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of the payment.

b.                                      All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

c.             Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code and if you are a “specified employee” of a publicly-traded corporation as determined under section 409A at the time of your “separation from service” with the Company, any payments under this Agreement that are required to be postponed pursuant to section 409A shall be postponed for a period of six (6) months after your “separation from service” with the Company, as required by section 409A.  The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period, and any remaining installment payments due to you shall recommence on the first payroll date that occurs after the date that is six months following your “separation from service” with the Company.  If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of your estate within sixty (60) days after the date of your death.”

This letter may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This letter shall be governed by, and construed and enforced in accordance with the substantive and procedural laws of the State of New Jersey without regard to rules governing conflicts of law.

In all respects not modified herein, your Existing Offer Letter is hereby ratified and confirmed.

Please acknowledge your acceptance of the foregoing amendment to your Existing Offer Letter by signing below and returning this letter to me no later than December 22, 2008, at which time this letter will be a binding agreement between you and the Company.

Sincerely,

/s/ Scott Horvitz

Scott Horvitz

Chief Financial Officer, Corporate Secretary and Treasurer

I hereby agree with the foregoing amendment to my Existing Offer Letter.

/s/ R. Raymond Salemme	12/22/08
F. Raymond Salemme	Date